Filed Pursuant to Rule 433
Dated January 9, 2006 as Amended on
January 10, 2006 and further Amended on January 11, 2006
Registration Statement No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	January 9, 2006
Settlement Date (Original Issue Date):	January 12, 2006
Maturity Date:	October 21, 2010
Principal Amount:	US$ 250,000,000.00
Price to Public (Issue Price):	99.875%
Agents Commission:	0.250%
All-in Price:	99.625%
Accrued Interest:	$2,742,187.50
Treasury Benchmark:	4.375% due December 15, 2010
Treasury Yield:	4.323%
Spread to Treasury Benchmark:	plus 58 basis points
Re-Offer Yield:	4.903%
Net Proceeds to Issuer:	US$251,804,687.50
Interest Rate Per Annum:	4.875%
Interest Payment Dates:	Semi-Annually on April 21 and October 21 of each year, commencing April 21, 2006 and ending on the Maturity Date
Day Count Convention:	30/360

Page 2
Filed Pursuant to Rule 433
Dated January 9, 2006 as Amended on
January 10, 2006 and further Amended on January 11, 2006
Registration Statement No. 333-123085

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GS62
ISIN:	US36962GS628
Common Code:	023351544

Additional Information:

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the company's issue of US$ 1,000,000,000 Fixed Rate Notes due October 21, 2010 as described in the company's pricing supplement number 4239 dated October 18, 2005.

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 99.875% of the aggregate principal amount less an underwriting discount equal to 0.250% of the principal amount of the Notes.
Institution Lead Manager:	Commitment
Morgan Stanley & Co., Incorporated	$250,000,000

Total	$250,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 433
Dated January 9, 2006 as Amended on
January 10, 2006 and further Amended on January 11, 2006
Registration Statement No. 333-123085

Additional Information:

General

At September 30, 2005, the Company had outstanding indebtedness totaling $344.022 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2005, excluding subordinated notes payable after one year, was equal to $341.143 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley at 1-866-718-1649 or Investor Communications of the issuer at 1-203-357-3950.